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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15


             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 333-23667

                               Mid-State Trust VI
                  (Issuer in respect of the Mid-State Trust VI
                               Asset-Backed Bonds)
                 -----------------------------------------------
             (Exact name of registrant as specified in its charter)

              c/o First Union National Bank, 401 South Tryon Street
                    Charlotte, NC 28288-1179, (704) 383-9568
                    -----------------------------------------
               (Address, including zip code and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                      Mid-State Trust VI Asset-Backed Bonds
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                 -----------------------------------------------
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

               Please place an X in the box(es) to designate the
                  appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports

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Rule 12g-4(a)(1)(i)                       Rule 12h-3(b)(1)(ii)
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Rule 12g-4(a)(1)(ii)                      Rule 12h-3(b)(2)(i)
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Rule 12g-4(a)(2)(i)                       Rule 12h-3(b)(2)(ii)
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Rule 12g-4(a)(2)(ii)                      Rule 12h-3(b)(2)(ii)
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Rule 12h-3(b)(1)(i)       |X|             Rule 15d-6                 |X|
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                Approximate number of holders of record as of the
                        certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934 Mid-State Trust VI has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    October 30, 2000                 BY: First Union National Bank,
                                              as Indenture Trustee and on behalf
                                              of Mid-State Trust VI

                                          BY: /s/ Robert Ashbaugh